SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a)
                of the Securities Exchange Act of 1934
                          (Amendment No.   )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sect. 240.14a-11(c) or Sect.
    240.14a-12
                       FRANKLIN RESOURCES, INC.
           (Name of Registrant as Specified In Its Charter)

 .................................................................
      (Name of Person(s) Filing Proxy Statement if other than the
                              Registrant)

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                       FRANKLIN RESOURCES, INC.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          ON JANUARY 23, 1997


To the Stockholders of Franklin Resources, Inc.:

  Notice is hereby given that the Annual Meeting of Stockholders of FRANKLIN RESOURCES, INC. (the "Company") will be held at 10:00 A.M., Pacific Standard Time, on January 23, 1997 at the offices of the Company, 777 Mariners Island Boulevard, San Mateo, California 94404. At this meeting, the stockholders of the Company will consider and vote on:

  1. The election of nine (9) directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

  2. The ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year ending September 30, 1997.

  3. The transaction of such other business as properly may come before the Meeting or any adjournments or postponements thereof.

  Stockholders of record at the close of business on December 16, 1996 are entitled to notice of, and to vote on, all matters presented at the meeting and at any adjournments or postponements thereof. Each holder of shares of the Company's Common Stock is entitled to one (1) vote for each share of Common Stock held on the record date.

                                 By Order of the Board of Directors


                                 Harmon E. Burns

                                 Secretary


December 20, 1996
San Mateo, California

 IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AT THE MEETING, PLEASE EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
                               ENVELOPE.
                            PROXY STATEMENT


                       FRANKLIN RESOURCES, INC.

                       777 Mariners Island Blvd.

                      San Mateo, California 94404

  This Proxy Statement and the accompanying Notice of Annual Meeting are furnished in connection with the solicitation by the Board of Directors of Franklin Resources, Inc., a Delaware corporation (the "Company"), of the accompanying proxy, to be voted at the Annual Meeting of Stockholders to be held at the offices of the Company, 777 Mariners Island Boulevard, San Mateo, California, on January 23, 1997, at 10:00 A.M. Pacific Standard Time and at any and all adjournments or postponements thereof. A proxy may be revoked by a stockholder prior to its exercise in any of three ways: by written notice to the Secretary of the Company; by submission of another proxy bearing a later date; or by voting in person at the Annual Meeting. Revocation by notice to the Secretary of the Company or by submission of a later proxy will not affect a vote on any matter which is taken prior to the receipt of the notice or later proxy by the Company. The mere presence at the Annual Meeting of the stockholder appointing the proxy will not revoke the appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein and FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants. These proxy materials are being mailed on or about December 20, 1996 to stockholders of record of the Company's $0.10 par value Common Stock on December 16, 1996 (the "Record Date").

  This solicitation is being made by the Company. All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited personally by officers, directors and other employees of the Company by telephone, electronic mail or fax without additional compensation. The Company will also use a service agent to request brokerage houses, custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of the shares held of record by such persons and will reimburse such persons, the Company's transfer agent, and the service agent for their reasonable out-of-pocket expenses in forwarding such materials. The Company's transfer agent and the service agent are paid for their services pursuant to a standard fee schedule.

  The Company's Annual Report for its fiscal year ended September 30, 1996, including financial statements, has been sent or is being sent together with this Proxy Statement to all stockholders of record as of the record date for the Annual Meeting. Such financial statements and the Annual Report do not form any part of this proxy soliciting material.

                           VOTING SECURITIES

  Stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each holder of shares of the Company's $0.10 par value Common Stock (the "Common Stock") is entitled to one (1) vote for each share of Common Stock held on the Record Date.

  On December 13, 1996, 83,739,711 shares of Common Stock were outstanding. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum. The outstanding shares and the share ownership by officers, directors and nominees described elsewhere herein do not include a three-for-two stock split effected in the form of a stock dividend payable January 15, 1997.

  Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on each matter is required for the approval of the ratification of the appointment of Coopers & Lybrand L.L.P. An abstention with respect to the ratification of the appointment of Coopers & Lybrand L.L.P. will be counted as present for purposes of determining the existence of a quorum and will have the practical effect of a negative vote as to that proposal. The New York Stock Exchange (the "NYSE") determines whether brokers that do not receive instructions from beneficial owners will be entitled to vote on the proposals contained in this Proxy Statement. In the event of a broker non-vote with respect to any issue coming before the meeting, such shares will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed as present and entitled to vote as to that issue for the purpose of determining the total number of shares of which a majority is required for adoption.

  The following persons are known by the Company as of December 13, 1996 to be beneficial owners of more than five percent (5%) of its total outstanding Common Stock.

  Name and Address of     Amount and Nature of        Percent of
  Beneficial Owner(a)     Beneficial Ownership   Voting Securities(e)

Charles B. Johnson            16,080,502(b)             19.2%
Rupert H. Johnson, Jr.        12,787,278(c)             15.3%
R. Martin Wiskemann            7,851,273(d)              9.4%

  (a) The address of Messrs. C. B. Johnson, R. H. Johnson, Jr. and  R.
M. Wiskemann is: c/o Franklin Resources, Inc., 777 Mariners Island Blvd., San Mateo, CA 94404.

  (b) Includes 14,378,127 shares held directly and 1,451,225 shares held in an IRA account for which Mr. C. B. Johnson holds sole voting and investment power. Also includes 251,150 shares of which Mr. C. B. Johnson disclaims beneficial ownership, held by a private foundation of which Mr. C. B. Johnson is a trustee.

  (c) Includes 11,941,339 shares held directly and 768,415 shares held in an IRA account for which Mr. R. H. Johnson, Jr. holds sole voting and investment power. Also includes 67,945 shares of which Mr.
R. H. Johnson, Jr. disclaims beneficial ownership, held by a private foundation of which Mr. R. H. Johnson, Jr. is a trustee and 1,124 shares held by a member of Mr. R. H. Johnson, Jr.'s immediate family, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership. Also includes a total of 8,455 shares of unvested restricted stock granted in 1993, 1994 and 1995 under the Company's Universal Stock Plan (the "Stock Plan"). Does not include 9,031 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1996 and pursuant to the Company's Annual Incentive Compensation Plan (the "Incentive Plan") as described in the Summary Compensation Table. Upon issuance, Mr. R. H. Johnson, Jr. is entitled to receive dividends and vote such 9,031 restricted shares; however, such shares are still subject to vesting requirements.

  (d) Includes 7,482,170 shares held directly and 366,560 shares held in an IRA account for which Mr. Wiskemann holds sole voting and investment power. Also includes 543 shares of unvested restricted stock granted in 1994 under the Stock Plan and pursuant to the Incentive Plan.

  (e) Percentages are calculated based upon 83,739,711 shares issued and outstanding on December 13, 1996 and do not include any restricted shares not yet issued as of December 13, 1996 under incentive compensation arrangements described in the Summary Compensation Table elsewhere herein. Restricted shares that have been issued, but that are not yet vested and that are included herein, may be voted by Mr. R.H. Johnson, Jr. and Mr. Wiskemann.

                   SECURITY OWNERSHIP OF MANAGEMENT

  The following information with respect to the outstanding shares of Common Stock beneficially owned by each director, each executive officer named in the Summary Compensation Table, each nominee for director and all directors, nominees and executive officers as a group, is furnished as of December 13, 1996:

                                  Amount and
                                  Nature of
                                  Beneficial           Percent of
           Name                  Ownership(a)           Class(a)

Harmon E. Burns                   1,042,555(b)           1.2%
Martin L. Flanagan                  198,187(c)            - %(j)
Judson R. Grosvenor               1,156,302(d)           1.4%
F. Warren Hellman                 1,574,127(e)           1.9%
Charles B. Johnson               16,080,502(f)          19.2%
Charles E. Johnson                  252,539(g)            - %(j)
Rupert H. Johnson, Jr.           12,787,278(h)          15.3%
Harry O. Kline                       -0-                  - %(j)
James A. McCarthy                     1,000               - %(j)
Peter M. Sacerdote                    5,000               - %(j)
Louis E. Woodworth                  714,976(i)            - %(j)
Directors   and  Executive
Officers   as   a    Group
(consisting of 21 persons)       34,300,018(a)            41%(a)

  (a) Does not include an aggregate of 64,813 restricted, but not yet issued, shares granted as of October 1, 1996 to the executive officers of the Company under the Stock Plan and pursuant to the Incentive Plan. Upon issuance, all restricted stockholders have the right to vote and receive dividends on all restricted shares. Does not include beneficial ownership of 7,851,273 shares by R. Martin Wiskemann, a principal shareholder of the Company (but not an executive officer) and a director and officer of certain subsidiaries of the Company.

  (b) Includes 756,448 shares held directly and 250,000 shares held in an IRA account for which Mr. Burns holds sole voting and investment power. Also includes 27,666 shares of which Mr. Burns disclaims beneficial ownership, held by a private foundation of which Mr. Burns is a trustee. Also includes a total of 8,441 shares of unvested restricted stock granted in 1993, 1994 and 1995 under the Stock Plan. Does not include 9,031 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1996 and pursuant to the Incentive Plan as described in the Summary Compensation Table elsewhere herein.

  (c) Includes 169,820 shares held directly for which Mr. Flanagan holds sole voting and investment power and 13,863 restricted shares granted in connection with the acquisition by the Company of the assets of Templeton, Galbraith & Hansberger Ltd. (hereinafter referred to as "Templeton" and the "Acquisition"). Also includes a total of 14,504 shares of restricted stock granted in 1993, 1994 and 1995 under the Stock Plan. Does not include 10,837 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1996 and pursuant to the Incentive Plan as described in the Summary Compensation Table.

  (d) Includes 1,097,658 shares held directly and 6,054 shares held in an IRA account for which Dr. Grosvenor holds sole voting and investment power. Also includes 52,590 shares of which Dr. Grosvenor disclaims beneficial ownership, held in a private foundation of which Dr. Grosvenor is a trustee. Dr. Grosvenor is not standing for re-election.

  (e) Represents shares the voting and disposition of which is controlled by entities affiliated with Mr. Hellman through Hellman & Friedman Capital Partners II, L.P., H & F Orchard Partners L.P. and H & F International Partners L.P. Mr. Hellman is a shareholder, officer and director of the ultimate general partners of the above named partnerships, and is a partner in certain affiliated entities. Mr. Hellman disclaims beneficial ownership of the above described shares. Represents ownership arising out of exercise of option rights on December 13, 1996 as more particularly described under Proposal 1:
Election of Directors elsewhere herein.

  (f) Includes 14,378,127 shares held directly and 1,451,225 shares held in an IRA account for which Mr. C. B. Johnson holds sole voting and investment power. Also includes 251,150 shares of which Mr. Johnson disclaims beneficial ownership, held by a private foundation of which Mr. Johnson is a trustee.

  (g) Includes 238,838 shares held directly for which Mr. C. E. Johnson holds sole voting and investment power. Also includes a total of 13,419 shares of restricted stock granted in 1993, 1994 and 1995 under the Stock Plan. Also includes 282 shares held by a member of Mr. C. E. Johnson's immediate family, of which Mr. C. E. Johnson disclaims beneficial ownership. Does not include 10,837 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1996 and pursuant to the Incentive Plan as described in the Summary Compensation Table elsewhere herein.

  (h) Includes 11,941,339 shares held directly and 768,415 shares held in an IRA account for which Mr. R. H. Johnson, Jr. holds sole voting and investment power. Also includes 67,945 shares of which Mr.
R. H. Johnson, Jr. disclaims beneficial ownership, held by a private foundation of which Mr. R. H. Johnson, Jr. is a trustee and 1,124 shares held by a member of Mr. R. H. Johnson, Jr.'s immediate family, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership. Also includes a total of 8,455 shares of restricted stock granted in 1993, 1994 and 1995 under the Stock Plan. Does not include 9,031 restricted, but not yet issued, shares granted under the Stock Plan as of October 1, 1996 and pursuant to the Incentive Plan as described in the Summary Compensation Table elsewhere herein.

  (i) Includes 362,280 shares held directly and 277,696 shares held in an IRA account for which Mr. Woodworth holds sole voting and investment power. Also includes 75,000 shares held by a member of Mr. Woodworth's immediate family of which he disclaims beneficial ownership.

  (j) Represents less than 1% of class.

                   PROPOSAL 1: ELECTION OF DIRECTORS

  The following nine (9) persons have been nominated for election as directors of the Company to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Unless authority to do so is withheld, the persons named as proxies intend to vote in favor of the election of said nominees. The voting requirements for approval of this proposal are more particularly described under "Voting Securities" elsewhere herein.

                                                                 Dir-
                              Principal Occupation During Last   ector
         Name           Age              Five Years              Since

Charles B. Johnson      63   President, Chief Executive Officer  1969
                             and Director of the Company;
                             Chairman and Director, Franklin
                             Advisers, Inc. and
                             Franklin/Templeton Distributors,
                             Inc.; Director, Templeton
                             Worldwide, Inc., Franklin Bank,
                             Franklin/Templeton Investor
                             Services, Inc., Franklin Mutual
                             Advisers, Inc. and General Host
                             Corporation; officer and/or
                             director, as the case may be, of
                             most other principal domestic
                             subsidiaries of the Company;
                             officer and/or director, trustee
                             or managing general partner, as
                             the case may be, of 56 of the
                             investment companies in the
                             Franklin Templeton Group of Funds.

Rupert H. Johnson, Jr.  56   Executive Vice President and        1969
                             Director of the Company; Director
                             and President, Franklin Advisers,
                             Inc.; Director and Executive Vice
                             President, Franklin/Templeton
                             Distributors, Inc.; Director,
                             Franklin/Templeton Investor
                             Services, Inc., Templeton
                             Worldwide, Inc., Franklin Bank and
                             Franklin Mutual Advisers, Inc.;
                             officer and/or director, trustee
                             or managing partner, as the case
                             may be, of most other principal
                             domestic subsidiaries of the
                             Company; and of 60 of the
                             investment companies in the
                             Franklin Templeton Group of Funds.

Louis E. Woodworth      63   Private investor. President,        1981
                             Alpine Corp.(private investments).

Harry O. Kline          69   Prior to 1988, a vice president     1990
                             and regional sales manager of
                             Franklin/Templeton Distributors,
                             Inc. Over 40 years experience in
                             the investment industry.


Harmon E. Burns         51   Executive Vice President, Director  1991
                             and Secretary of the Company;
                             Executive Vice President and
                             Director of Franklin/Templeton
                             Distributors, Inc., Executive Vice
                             President of Franklin Advisers,
                             Inc.; Director, Templeton
                             Worldwide, Inc.,
                             Franklin/Templeton Investor
                             Services, Inc., Franklin Bank and
                             Franklin Mutual Advisers, Inc.;
                             officer and/or director, as the
                             case may be, of most other
                             principal domestic subsidiaries of
                             the Company; officer and/or
                             director, trustee or managing
                             general partner, as the case may
                             be, of 60 of the investment
                             companies in the Franklin
                             Templeton Group of Funds.

F. Warren Hellman       62   Partner, Hellman & Friedman         1992
                             (private equity investments);
                             Director and General Partner,
                             Matrix Partners; Director,
                             American President Companies,
                             Ltd.; Levi Strauss Associates,
                             Inc.; and Williams-Sonoma, Inc.

Peter M. Sacerdote      59   Limited Partner and Chairman of     1993
                             the Investment Committee of the
                             Goldman Sachs Group, L.P.
                             (investment banking) and G.S.
                             Capital Partner, L.P. (merchant
                             banking fund). Formerly, General
                             Partner of Goldman Sachs Group,
                             L.P.; Director, Qualcomm, Inc.

Charles E. Johnson      39   Senior Vice President of the        1993
                             Company; President and Director,
                             Templeton Worldwide, Inc.;
                             President, Franklin Institutional
                             Services Corporation and Franklin
                             Mutual Advisers, Inc.; Senior Vice
                             President, Franklin/Templeton
                             Distributors Inc.; Chairman,
                             Franklin Agency, Inc.; Vice
                             President, Franklin Advisers,
                             Inc.; officer and/or director, as
                             the case may be, of other domestic
                             and international subsidiaries of
                             the Company; officer, director,
                             trustee or managing general
                             partner, as the case may be, of 39
                             of the investment companies in the
                             Franklin Templeton Group of Funds.

James A. McCarthy       61   Private investor.  From 1993-95,    New
                             Chairman, of Merrill Lynch & Co.    Nomin
                             ("Merrill") Investor Client         ee
                             Coverage Groups; formerly, Senior.
                             Vice President of Merrill and
                             Director, Global Institutional
                             Sales. Total of 33 years
                             experience with Merrill.

  Franklin Advisers, Inc., Franklin/Templeton Distributors, Inc., Franklin Bank, Franklin Agency, Inc., Franklin Institutional Services Corporation, Franklin/Templeton Investor Services, Inc., Franklin Mutual Advisers, Inc. and Templeton Worldwide, Inc. are all wholly-owned subsidiaries of the Company.

  Mr. Hellman is a principal in Hellman & Friedman, and is affiliated with a group that purchased from the Company in connection with the Acquisition, $150,000,000 of 6.25% subordinated debentures of Templeton Worldwide, Inc., a wholly-owned subsidiary of the Company, with options attached to purchase 4,721,435 shares of Common Stock at $31.77 per share, subject to adjustments. In connection with that transaction, Hellman & Friedman Capital Partners II, L.P., one of the members of that investors group, received the right to nominate Mr.
Hellman for election as a member of the Board of Directors, and the Company has agreed, to the extent permitted by law, to use its best efforts to cause Mr. Hellman to become nominated and to vote all shares for which the Company's management holds proxies or is otherwise entitled to vote in favor of the election of Mr. Hellman.

  On December 13, 1996, the Company repurchased approximately $75 million of such debentures and associated option rights representing the right to acquire 2,360,245 shares of the Company's common stock for approximately $165.8 million and the holders of the remaining debentures exercised the remaining associated option rights with respect to such remaining $75 million of debentures, which debentures were converted into 2,361,190 shares of Company's common stock; 1,574,127 of such shares are controlled by Hellman & Friedman Investors, Inc. ("HFII"). Mr. Hellman is a director and officer of HFII. The obligation of the Company to vote in favor of Mr. Hellman remains in effect as described above.

  Charles  B.  Johnson and Rupert H. Johnson, Jr. are brothers.  Peter
M. Sacerdote is a brother-in-law of Charles B. Johnson and Rupert H. Johnson, Jr. Charles E. Johnson is the son of Charles B. Johnson and the nephew of Rupert H. Johnson, Jr. and Peter M. Sacerdote.

  During the fiscal year ended September 30, 1996, directors who are not officers of the Company received a standard fee of $7,500 per quarter, plus $3,000 per meeting attended. An additional fee of $1,500 is paid to directors who serve on committees of the Board. Directors of the Company, who are retired from other employment and not otherwise eligible for group health coverage under the group health plan of the Company or any other corporation by whom they are or were employed, are entitled to receive reimbursement by the Company of the cost of health insurance coverage comparable to that provided to employees of the Company. During the fiscal year ended September 30, 1996, Judson R. Grosvenor and Louis E. Woodworth were reimbursed $2,832 and $1,244, respectively, for such expenses.

  The Company has established a policy permitting the deferral of payment of directors' fees and treatment of such deferral amounts as hypothetical investments in the Common Stock of the Company on the dates such fees would otherwise be payable to a director. Such deferral may be terminated by either the Company or a director upon ninety (90) days notice. Upon termination of such deferral, the Company is obligated to pay a director an amount equal to such hypothetical investment in the Company's Common Stock, including reinvestment of dividends, based upon the closing price of such stock on the NYSE on the date of such termination. During the 1996 fiscal year, Louis E. Woodworth elected to defer directors' fees. As of September 30, 1996, the amount accrued for Mr. Woodworth's benefit pursuant to such deferral policy based upon the 1996 Price (as hereinafter defined) of the Company's Common Stock was $141,089.00.

  The Board has also adopted a policy whereby, upon reaching the age of 75, directors who are not also officers or employees of the Company will retire and not stand for re-election and will become eligible to serve as a Director Emeritus, without voting authority. Each Director Emeritus will receive such compensation from the Company as is established by the Board and will be available to provide such services to the Board as may be mutually determined. Each Director Emeritus receives compensation equal to the compensation paid to a director who attends each meeting of the Board. In accordance with the policy, Dr. Judson R. Grosvenor will not stand for re-election.

Section 16(a) Beneficial Ownership Reporting Compliance

  During the fiscal year ended September 30, 1996, the following persons inadvertently failed to file transaction reports in a timely manner in accordance with Section 16 of the Securities Exchange Act of 1934 with respect to the following transactions: Loretta Fry, a Vice President, a Form 4 reporting the sale of 1,800 shares during February 1996, and Jennifer J. Bolt, a Vice President, a Form 4 reporting the sale of 225 shares during August 1996.

Board and Committee Meetings

  The Board of Directors held five (5) meetings (exclusive of committee meetings) during the preceding fiscal year ended September 30, 1996. Each director attended at least seventy-five percent (75%) of the aggregate of the total number of Board meetings and the total number of committee meetings of which such director is a member held during such period. The Board has established an Audit Committee and a Compensation Committee. The Board does not have a nominating committee.

  The  Audit  Committee  of  the Board of Directors  consists  of  Mr.
Woodworth (Chairman) and Messrs. Grosvenor and Kline. Each of the foregoing is a director who is not employed by the Company. The Audit Committee is responsible for reviewing and helping to ensure the integrity of the Company's financial statements. The Audit Committee reviews the Company's financial statements and internal accounting controls. The Committee meets with the Company's independent accountants and reviews the scope of their audit and their report and recommendations. The Audit Committee also recommends to the Board the selection of the Company's independent accountants. The Committee met two (2) times during the preceding fiscal year.

  The Compensation Committee of the Board of Directors consists of Mr. Hellman (Chairman) and Messrs. Sacerdote and Woodworth. The
Compensation Committee was established to review and set the compensation of the Chief Executive Officer, to determine the general policies and guidelines pursuant to which the compensation of the other executive officers is made and to perform other duties as assigned from time to time by the Board. The Compensation Committee also administers the Incentive Plan and the Stock Plan. The Compensation Committee met four (4) times during the preceding fiscal year.


                        EXECUTIVE COMPENSATION

                     COMPENSATION COMMITTEE REPORT

  The Company's compensation program for executive officers (including the Chief Executive Officer) consists primarily of salary and annual incentive bonuses based upon individual and Company performance. A portion of the bonuses may be paid in the form of shares of restricted stock which are vested over a several year period. For fiscal 1996, such shares were granted with vesting in equal installments over a three (3) year period.

  Executive officers also participate in a combined profit sharing and 401(k) plan, and are entitled to receive medical, life and disability insurance coverage and other corporate benefits generally available to most employees of the Company. Contributions to the Company's profit sharing plan are determined by the Board, which takes into consideration the profitability of the Company.

  In January 1996, the salary of the Chief Executive Officer, Mr. Charles B. Johnson, was increased by five percent (5%). The Committee has determined that Mr. C. B. Johnson will continue to participate in the Incentive Plan. Bonuses paid to Mr. C. B. Johnson under this Plan depend upon both Company performance and Mr. C. B. Johnson's performance as determined annually by the Committee. The Committee has also taken into account Mr. Johnson's position as a principal shareholder of the Company in determining his compensation and in the award of a bonus to him exclusively in cash.

  The  salaries  of  the  two  executive vice  presidents,  Rupert  H.
Johnson, Jr., and Harmon E. Burns were determined by the Chief Executive Officer in consultation with such individuals. Such salaries were increased five percent (5%) in January 1996. The salary of Martin L. Flanagan, the Chief Financial Officer, was determined by the Chief Executive Officer and was increased 5% in October 1995. Effective January 1, 1996, the salary of Charles E. Johnson was increased by five percent (5%) and was determined by the Chief Executive Officer in consultation with the Committee.

  Bonus payments to executive officers, including the Chief Executive Officer, are determined by the Committee under the Incentive Plan. As a general matter, the size of the pool available for such bonus payments is a percentage of pre-tax operating income of the Company, which consists of net operating income, exclusive of passive income and calculated before interest, taxes, and extraordinary items and after accrual of awards under the Plan. In determining the percentage, the Committee considers a variety of factors including the performance of the Company's stock as compared to the indices set forth in the performance graph included in this Proxy Statement; the increase in book value of the Company's common stock; the more than 252% increase of the Company's net income from the fiscal year ended September 30, 1990 to the fiscal year ended September 30, 1996; the approximate 406% increase in the market capitalization of the Company from fiscal 1990 to fiscal 1996; and the general stability of the Company's profit margin since the Acquisition. The Committee considered a number of factors, but no specific weighting was given to any particular factor in determining the percentage for the pool. The Committee also considered the continuing changes in the Company's financial and business structure as a result of the Acquisition and the successful management of such changes.

  In its review of compensation, and, in particular, in determining the amount and form of actual awards under the Plan for the Chief Executive Officer and the other executive officers, the Committee considered amounts paid to executive officers in prior years as salary, bonus and other compensation, the Company's overall performance during the prior five (5) year period, and its future objectives and challenges. Although the Committee considered a number of different individual and Company performance factors, no specific weighting was given to any such factor.

  The Committee believes that the opportunity to earn awards under the Incentive Plan motivates executive officers to achieve results. Moreover, the payment of incentive compensation in the form of stock of the Company aligns the interests of the management of the Company with those of its shareholders and further encourages them to focus on the long range growth and development of the Company.

  Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company of certain executive compensation for federal income tax purposes, applied for the first time to the Company in the fiscal year ended September 30, 1995. The Committee recognized the potential effects of Section 162(m) on the Company in determining incentive compensation awards for the year ended September 30, 1996, but believed that the compensation awards granted for such fiscal year were commensurate with the performance of the covered employees and were necessary and appropriate to meet competitive requirements even if such compensation exceeded the deductibility limits of Section 162(m).


                                 Respectfully Submitted:

                                 Compensation Committee
                                 F. Warren Hellman, Chairman
                                 Peter M. Sacerdote
                                 Louis E. Woodworth


Compensation Committee Interlocks and Insider Participation

  During the fiscal year ended September 30, 1996, Goldman Sachs & Co., the parent company of which Mr. Sacerdote is a limited partner ("Goldman"), served as an agent for the sale of notes under the Company's medium-term note and commercial paper programs and received payments in connection with the sale of such commercial paper. From time to time, Goldman has also performed other services for the Company. Fees paid to such investment banking firm did not exceed five percent (5%) of such firm's consolidated gross revenues for such firm's last full completed fiscal year.

  As   set  forth  in  more  detail  under  Proposal  1:  Election  of
Directors, the Company entered into a transaction on December 13, 1996 with entities affiliated with Mr. Hellman.

Employment Contracts

  Mr. Charles B. Johnson has an employment contract with the Company pursuant to which the Company is obligated, in the event of Mr. Johnson's death or permanent disability, to pay one year's salary. Under the contract, Mr. Johnson is employed as the President and Chief Executive Officer at a salary determined from time to time by the Board of Directors, which has assigned the review of Mr. Johnson's compensation arrangements to the Compensation Committee.

  Mr. Flanagan was party to a three (3) year employment contract entered into at the time of the Acquisition which ended on October 31, 1995 and which provided for the payment to him of salary, bonuses and the grant of shares of restricted stock, which are included in Mr. Flanagan's compensation in the Summary Compensation Table.

                    COMPENSATION TABLES AND OTHER INFORMATION

                           SUMMARY COMPENSATION TABLE

                                                             Long-Term
                   Annual Compensation                     Compensation
                                                            Restricted
Name and Principal                                             Stock        All Other
Position                 Year     Salary         Bonus       Awards(g)    Compensation
Charles B. Johnson,      1996  $544,688      $  400,000                  $ 21,059(a)
 President, Chief        1995  $518,750      $  260,000                  $ 19,714(a)
Executive
 Officer                 1994  $483,268      $  259,842                  $ 20,760(a)

Rupert H. Johnson, Jr.,  1996  $490,219      $  400,000    $  599,997(b) $ 21,059(a)
 Executive Vice          1995  $466,875      $  226,000    $  338,997(c) $ 19,714(a)
 President               1994  $431,500      $  225,600    $  338,394(d) $ 30,000(a)

Harmon E. Burns,         1996  $490,219      $  400,000    $  599,997(b) $ 22,059(a)
Executive Vice           1995  $466,875      $  225,200    $  337,811(c) $ 19,714(a)
President                1994  $431,500      $  225,600    $  338,394(d) $ 20,760(a)

Martin L. Flanagan,      1996  $716,625      $1,480,000    $  719,983(b) $ 21,059(a)
 Senior Vice President,  1995  $682,500      $  400,000    $  599,989(c) $ 19,714(a)
 Chief Financial Officer 1994  $650,000      $  400,000    $  599,986(d) $122,753(f)


Charles E. Johnson,      1996  $686,094      $  480,000    $  719,983(b) $ 21,547(a)
 Senior Vice President   1995  $549,375      $  400,000    $2,499,989(c) $ 22,500(a)
                         1994  $351,164      $  280,000    $  419,983(d) $ 98,209(a),(e)



  (a)    Represents   Company   contributions   to   the   Company's    combined
Profit Sharing/401(k) defined contribution plan (the "Main Plan") for Messrs. C. B. Johnson, R. H. Johnson, Jr., H. E. Burns and for M. L.
Flanagan for 1995 and 1996, and to that of the Subsidiary Plan described below for 1994. For Mr. C. E. Johnson, represents a combination of contributions to a profit sharing plan of a subsidiary
(the   "Subsidiary   Plan")   and   the   Main   Plan   for   1996;   for   1995
represents contributions to the Subsidiary Plan and for 1994 represents a combination of a contribution to the Subsidiary Plan and the Main Plan.

  (b) Represents the value of shares of to-be-issued restricted stock of the Company granted as of October 1, 1996 by the Compensation
Committee   of   the   Board   of   Directors  for   the   fiscal   year   ended
September 30, 1996 in the following amounts: Mr. R. H. Johnson, Jr., 9,031; Mr. H. E. Burns, 9,031; Mr. M. L. Flanagan, 10,837; and Mr. C.
E.  Johnson,  10,837.   Such  shares  vest  in  approximately  equal  one  third
(1/3) increments on September 30, 1997, September 30, 1998 and September 30, 1999. Such shares were granted at a grant price of
$66.4375, representing the average of the closing price of the Company's Common Stock on the NYSE on September 30, 1996 and the five
(5) trading days before and after such date.

  (c)   Represents   the  value  of  shares  of  restricted  stock   vested   or
vesting in approximately equal installments on each of September 30, 1996, September 30, 1997, and September 30, 1998, granted by the Compensation Committee of the Board of Directors of the Company as of
October 1, 1995 in the following amounts: Mr. R. H. Johnson, Jr., 6,006; Mr. H. Burns, 5,985; Mr. M. Flanagan, 10,630; and Mr. C. E.
Johnson,   10,630.    Such   shares  were  granted   at   a   grant   price   of
$56.443, representing the average of the closing price on the NYSE on September 29, 1995 and the five (5) trading days before and after such date. For Mr. C.E. Johnson, also represents the value of a grant of 50,000 shares of Company stock on March 22, 1995 at #38.00 per share.

  (d)   Represents   the  value  of  shares  of  restricted  stock   vested   or
vesting in approximately equal installments on each of October 1, 1995, October 1, 1996, and October 1, 1997, granted by the Compensation Committee of the Board of Directors of the Company as of September 30, 1994 in the following amounts: Mr. R. H. Johnson, Jr., 9,191; Mr. H. Burns, 9,191; Mr. M. Flanagan, 16,296; and Mr. C. E.
Johnson,   11,407.    Such   shares  were  granted   at   a   grant   price   of
$36.818, representing the average of the closing price on the NYSE on September 30, 1994 and the five (5) trading days before and after such date.

  (e)   All   other  compensation  for  fiscal  1994  includes  forgiveness   of
indebtedness  of  $68,209  representing  a  loan  by  the  Company  to  Mr.   C.
E. Johnson in order to exercise Company stock options.

  (f)   Includes  forgiveness  during  the  fiscal  year  of  a  loan   to   Mr.
Flanagan  in  the  amount  of  $100,000  and  a  $22,753  contribution  to   the
Main Plan.

  (g)   Upon  issuance,  restricted  shares  have  the  same  rights  as   other
shares  of  the  Company's  Common  Stock.  Based  upon  the  closing  price  on
the   New  York  Stock  Exchange  Composite  Tape  on  September  30,  1996   of
$66.375   (the   "1996  Price"),  the  value  of  the  issued  and  to-be-issued
unvested   restricted   stock   holdings  of   the   persons   listed   in   the
Summary   Compensation   Table  was  as  follows:  Charles   B.   Johnson,   $0;
Rupert H. Johnson, Jr., $1,160,633; Harmon E. Burns, $1,159,704; Martin L. Flanagan, $2,602,166; and Charles E. Johnson, $1,609,992.




                           PERFORMANCE GRAPH

  The following performance graph compares the performance of an investment in the Company's Common Stock for the last five (5) fiscal years to that of the Standard & Poor's 500 Composite Stock Price Index
("R")  and  to  the  Standard  and  Poor's MidCap  400  Index("R").   The  graph
assumes that the value of the investment in the Company's Common Stock, and each index was $100 on September 30, 1990 and that all dividends were reinvested. Many companies with principal lines of business that might be deemed to be in competition with the Company are not publicly traded. Although there are some publicly traded companies that have lines of business comparable to the Company, such lines of business are not generally the principal line of business for such companies and, therefore, a comparison of stock performance or a construction of a peer group index is not appropriate. Therefore, the Company has chosen the Standard and Poor's MidCap 400, an index of which it is part, as an index of issuers with similar market capitalization for comparative purposes.

                 Comparison of Five Year Cumulative Total Return

                Franklin Resources, Inc., S&P 500 and S&P Midcap

             Sep   Oct   Nov    Dec  Jan   Feb   Mar   Apr   May   Jun    Jul   Aug
FY91
Franklin
Resources:   $100  $126  $121   $156 $152  $142  $139  $141  $132  $138   $166  $175
S&P 500:     $100  $102   $97   $108 $106  $108  $106  $109  $109  $108   $112  $110
S&P MidCap:  $100  $104  $100   $112 $114  $116  $112  $110  $111  $108   $114  $111

FY92
Franklin
Resources:   $162  $181  $210   $195 $221  $207  $215  $194  $213  $220   $241  $255
S&P 500:     $111  $111  $115   $117 $118  $119  $122  $119  $122  $122   $122  $126
S&P MidCap:  $112  $115  $122   $126 $127  $125  $130  $126  $132  $133   $133  $138

FY93
Franklin
Resources:   $276  $269  $249   $258 $280  $249  $229  $213   208  $210   $208  $222
S&P 500:     $125  $128  $127   $128 $133  $129  $123  $125  $127  $124   $128  $133
S&P MidCap:  $139  $140  $137   $143 $147  $144  $138  $139  $137  $133   $137  $144

FY94
Franklin
Resources:   $211  $231  $215   $202 $192  $220  $221  $229  $249  $254   $284  $313
S&P 500:     $130  $133  $128   $130 $133  $139  $143  $147  $153  $156   $161  $162
S&P MidCap:  $142  $143  $137   $138 $140  $147  $149  $152  $156  $162   $171  $174

FY95
Franklin
Resources:   $329  $290  $302   $288 $307  $330  $327  $328  $340  $350   $322  $342
S&P 500:     $169  $168  $175   $179 $185  $187  $188  $191  $196  $197   $188  $192
S&P MidCap:  $178  $174  $181   $181 $183  $190  $192  $198  $201  $198   $184  $195

FY96
Franklin
Resources:   $382
S&P 500:     $203
S&P MidCap:  $203


            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Prior   to   the   Acquisition,   Templeton   loaned   Mr.   Flanagan   monies
secured   by   a   mortgage  on  Mr.  Flanagan's  then  residence   in   Nassau,
Bahamas. Such loan is still outstanding to a subsidiary of the Company and bears interest at the rate of 5.98%. The largest aggregate amount outstanding during the fiscal year was $500,353. As of November 30, 1996, $480,337 was outstanding under the loan.

  On September 5, 1996, the Company purchased 20,000 shares of the Company's Common Stock from Charles B. Johnson, an officer, director and principal shareholder of the Company and 26,095 shares from Harmon
E. Burns, an officer and director of the Company, both at a price of $59.25 per share representing the closing price of such Common Stock on the New York Stock Exchange Composite Tape on that date. On
December 10, 1996, the Company purchased 100,000 shares of the Company's Common Stock from R. Martin Wiskemann, a substantial
shareholder   of  the  Company,  and  an  officer  and  directors   of   certain
subsidiaries of the Company, as a price of $68.00 per share representing the closing price of such Common Stock on the New York
Stock Exchange Composite Tape on that date. Such transactions were made in connection with the Company's previously announced stock repurchase program as approved by the Company's Board of Directors. The purchases from Mr. Johnson and from Mr. Burns were also specifically ratified by the Company's Board of Directors with Mr. Johnson and Mr. Burns abstaining from voting on such ratification. The purchase from Mr. Wiskemann was also notified by the Board

  In  June  1995,  prior  to  the  time that Mr.  Kenneth  A.  Lewis  became  an executive officer of the Company, in connection with his relocation from Florida to California, the Company made two loans to Mr. Lewis, one of which is secured by a mortgage on his residence (the "Mortgage Loan"). The largest amount outstanding on the Mortgage Loan during the fiscal year, which loan bears interest at the rate of 5%, was $518,117. The largest amount outstanding on the second loan during the  1996  fiscal  year,  which  loan  is  non-interest  bearing,  was  $75,000.
As of November 30, 1996, $509,028 was outstanding under the Mortgage Loan and $50,000 was outstanding under the second loan.

  The Company has generally followed a policy of making loans to employees for the purpose of exercising stock options. No loans were made to executive officers for purposes of exercising stock options during the fiscal year.

  During the fiscal year, loans were also outstanding to certain executive officers of the Company from Franklin Bank, a subsidiary of the Company. Such loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition,
certain   executive   officers  were  holders  of   credit   cards   issued   by
Franklin Bank upon substantially the same terms as those prevailing at the time for comparable cards issued to other Franklin Bank customers.

  As    set   forth   in   more   detail   under   Proposal   1:   Election   of
Directors, the Company entered into a transaction on December 13, 1996 with entities affiliated with Mr. Hellman.


          PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

  The   Board   of   Directors   of  the  Company  has   appointed   Coopers   &
Lybrand L.L.P. ("C&L") as independent accountants to audit the books and accounts of the Company for its current fiscal year ending September 30, 1997. C&L has no direct or indirect financial interest in the Company. During the fiscal year ended September 30, 1996, the audit services provided by C&L consisted of the rendering of opinions on the financial statements of the Company and its subsidiaries. C&L also rendered opinions on the financial statements of open and closed-
end investment companies managed and advised by subsidiaries of the Company. In addition, C&L provides tax consulting services for the Company and its management consulting division has been engaged as consultant to assist the Company in the conversion of certain of its shareholder services computer systems to a new transfer agency system. The Board of Directors recommends ratification of their appointment. It is the intention of the persons named as proxy holders to vote for
such   ratification.    The   voting   requirements   for   approval   of   this
proposal are more particularly described under "Voting Securities" elsewhere herein. It is not expected that a representative of the accountants will be present at the Annual Meeting.


                         SHAREHOLDER PROPOSALS

  Any   shareholder   intending  to  present  any  proposal  for   consideration
at   the   Company's   next  Annual  Meeting  must,  in  addition   to   meeting
other applicable requirements, mail such proposal to the Company so that it is received at the Company's executive offices no later than
August 23, 1997 and in such form as is required under the rules and regulations promulgated by the Securities and Exchange Commission.

                             OTHER MATTERS

  So far as the management of the Company is aware, only the aforementioned matters will be acted upon at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, it is intended that the accompanying proxy may be voted on such matters in accordance with the views of management.

IF   YOU   CANNOT   PERSONALLY  ATTEND  THE  MEETING,   PROMPT   EXECUTION   AND
RETURN   OF  THE  ENCLOSED  PROXY  IS  REQUESTED.  A  SELF-ADDRESSED,   POSTAGE-
PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.












                       FRANKLIN RESOURCES, INC.

                                 PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby constitute and appoint Charles B. Johnson, Harmon E. Burns, Deborah R. Gatzek and Leslie M. Kratter or any of them, the attorneys and proxies of the undersigned with full power of substitution and appointment, collectively and as individuals, to vote all the undersigned's shares of Common Stock of Franklin Resources, Inc. (the "Company") at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 777 Mariners Island Blvd., San Mateo, California at 10:00 a.m., Pacific Standard Time, on January 23, 1997 and at any and all adjournments or postponements thereof, upon the matters set forth on the reverse side.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES SPECIFIED IN THE PROXY STATEMENT AND FOR ITEM 2. IF ANY OTHER MATTERS DO COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE, ACT AND CONSENT WITH RESPECT THERETO IN ACCORDANCE WITH THE VIEW OF MANAGEMENT.

       Continued and to be signed and dated on the reverse side.




1.  ELECTION OF DIRECTORS: FOR all nominees listed below.__
WITHHOLD AUTHORITY to vote for all nominees listed below.__
*EXCEPTIONS___

Nominees:  H. E. Burns; F. W. Hellman  C. B. Johnson; C. E.
Johnson; R. H. Johnson, Jr.; H. Kline; J. McCarthy; P. Sacerdote;
L. Woodworth

*Exceptions _________________________________________________
INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided.

2. Ratification of the selection of Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending
September 30, 1997.
FOR__ AGAINST__ ABSTAIN__

3. In their discretion, the proxy holders are authorized to vote upon such other business which may come before the Meeting.

Change of Address Mark Here ___

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.


Note: Please sign exactly as your name appears on the proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.


Dated:____________________, 1997


_________________
Signature


_________________
Signature

Votes must be indicated (X) in Black or Blue Ink. ___